EXHIBIT 23.2

We consent to the use in this Registration Statement on Form S-1 and to the use in this Post-Effective Amendment No. 1 to Registration Statements Nos. 333-104892, 333-82768 and 333-100983 on Form S-1 of Level 8 Systems, Inc. of our
report dated March 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in the Prospectus, which is part of the aforementioned Registration Statements.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
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Raleigh, North Carolina
May 17, 2004